Exhibit 4.10

NINTH AMENDMENT TO
ALION SCIENCE AND TECHNOLOGY CORPORATION
EMPLOYEE OWNERSHIP, SAVINGS AND INVESTMENT PLAN

     WHEREAS, Alion Science and Technology Corporation (the “Company”) maintains an Employee Ownership, Savings and Investment Plan for the benefit of its Employees and the Employees of any other Adopting Employer, which Plan was last restated as of December 19, 2001 (the “Plan”) and has been amended eight times since that date; and

     WHEREAS, under Section 15.1 of the Plan, the Company reserved the right to amend the Plan at any time, in whole or in part, by action of its Board of Directors; and

     WHEREAS, the Board of Directors of the Company, pursuant to Section 15.1 of the Plan, has delegated authority to amend the Plan to the undersigned officer, provided he determines that the amendment would not materially increase costs of the Plan to the Company or any Adopting Employer; and

     WHEREAS, the undersigned officer has determined that this Ninth Amendment would not materially increase costs of the Plan to the Company or any Adopting Employer;

     NOW THEREFORE, pursuant to the powers of amendment reserved under Section 15.1 of the Plan, the Plan is hereby amended by the Company, effective July 1, 2004, unless otherwise provided, as follows:

ARTICLE VIII

Section 8.1(a) – As amended, further amended by adding at the end thereof the following new sentence:

“In addition, effective July 1, 2004, subject to the terms and conditions prescribed in Section 8.3, a Participant who has attained at least age fifty-nine and one-half (59½) may elect to withdraw all or a portion of his or her Non-ESOP ITSC Elective Deferral Account (as described in Exhibit B).”

Section 8.3(b) – Effective January 1, 2004, amended by striking the last sentence and substituting in lieu thereof the following new sentence:

“An in-service withdrawal from the Participant’s

ESOP Account shall be valued based on the Current Market Value of Common Stock as of the Valuation Date coinciding with or immediately preceding the withdrawal; provided, however, that the ESOP Committee may order an interim valuation performed as of any date (including retroactively), which valuation shall be used.”

ARTICLE IX

Section 9.1(b) – Effective January 1, 2003, as amended, further amended by striking the third sentence and substituting in lieu thereof the following new sentence:

“Distributions shall comply with the final regulations in Treas. Regs. §§ 1.401(a)(9)-1 through 1.401(a)(9)-9 and with any other provisions reflecting Section 401(a)(9) of the Code that are prescribed by the IRS in revenue rulings, notices and other guidance published in the Internal Revenue Bulletin.”

Section 9.2(f) – Effective January 1, 2004, amended by striking the last sentence and substituting in lieu thereof the following new sentences:

“Notwithstanding the preceding sentences of this Section 9.2(f) or any other contrary provisions in the Plan, for distributions after December 31, 2003, a Participant who has attained age seventy and one-half (70½) and is subject to the mandatory distribution requirements of Section 401(a)(9) of the Code shall no longer be required to receive a lump sum distribution of his or her entire Account at the time distributions must commence (and of additional allocated amounts at such later times as mandatory distributions are required to comply with Section 401(a)(9) of the Code). Instead, subject to Section 9.1(b), distributions after December 31, 2003 shall commence (or be made) to such Participants at the time distributions must commence (or be made) to comply with Section 401(a)(9) of the Code, and the amount distributed to such Participants for each calendar year is not required to be greater than the minimum amount necessary to comply with Section 401(a)(9) of the Code.”

Section 9.14(d) – Effective October 1, 2003, amended by adding at the end thereof the following new sentence:

“Notwithstanding anything in this Plan to the contrary, effective October 1, 2003, if Company Stock is distributed from the Trust to a Participant who directs that the Company Stock be distributed to his individual retirement arrangement in a direct rollover, then the Company shall repurchase the Company Stock immediately upon the distribution of the Company Stock to the Participant’s individual retirement arrangement.”

ARTICLE X

Sections 10.2 through 10.10 – Amended by striking the same in its entirety and substituting in lieu thereof the following:

“10.2 Written Loan Policy.

      “The ESOP Committee in authorizing a loan to be made to a Participant shall determine all terms of the loan, such as the amount and method of repayment, the repayment period of the loan, the rate of interest to be paid on such loan and the security for the loan. The ESOP Committee shall set forth in writing the rules and regulations with respect to Participant loans which are to provide, at a minimum, the following: (a) the identity of the person or position authorized to administer the loan program; (b) a procedure for applying for loans; (c) the basis on which loans will be approved or denied; (d) limitations (if any) on the types and amount of loans offered; (e) the procedure for determining a reasonable rate of interest; (f) the types of collateral which may secure a loan; and (g) the events constituting default and the steps that will be taken to preserve Plan assets in the event of a default.

“10.3 Maximum Amount of Loan.

      “No loan in excess of fifty percent (50%) of the Participant’s Available Loan Amount will be permitted. In addition, limits imposed by the Code and any other requirements of applicable statute or regulation will be applied. Under the current requirements of the Code, a loan cannot exceed the lesser of one-half (½) of the value of the Participant’s Available Loan Amount or fifty thousand dollars ($50,000) reduced by the excess of (a) the highest outstanding balance of loans by that Participant from the Plan during the one (1) year period ending on the day before the date on which such loan was made, over (b) the outstanding balance of that Participant’s loans from the Plan on the date on which such loan was made. For purposes of the above limitations, all loans from all plans of the Employer or one of the Adopting Employers, and other members of a group of employers described in Section 414(b), (c), (m) and (o) of the Code, are aggregated.

“10.4 Repayment Schedule.

      “Unless the loan is used to acquire any dwelling unit which within a reasonable time is to be used (determined at the time the loan is made) as the principal residence of the Participant, the loan, under its terms, must be repaid within five (5) years. All repayments shall be made through payroll deductions in accordance with the loan agreement executed at the time the loan is made, except as otherwise provided by the ESOP Committee. The repayment schedule shall provide for substantially level amortization of the loan. Loan repayments will be suspended under this Plan as permitted under Section 414(u) of the Code and as required to comply with an order issued in a bankruptcy proceeding.

“10.5 Interest Rate.

      “A loan pursuant to this ARTICLE shall bear a reasonable rate of interest that provides a return commensurate with the prevailing interest rate charged on similar loans by persons in the business of lending money.

“10.6 Security for Loans.

      “A loan shall be adequately secured with the value and liquidity of the security being such that it may reasonably be anticipated that loss of principal or interest by the Plan will not result from the loan due date to the actual date of enforcement of the security interest in the event of a default. Each loan shall be secured by any security that the ESOP Committee may in its sole discretion require of the Participant, including the Participant’s Available Loan Amount, as long as the Trustee is willing to accept said security. No more than fifty percent (50%) of a Participant’s Available Loan Amount may be used as security for the outstanding balance of all Plan loans made to that Participant. The requirement in the preceding sentence must be satisfied immediately after the origination of each Participant loan secured in whole or in part by any portion of the Participant’s Available Loan Amount.”

In General

Any provision of the amended and restated Plan, as amended, inconsistent with the foregoing changes is hereby amended to be consistent herewith.

     IN WITNESS WHEREOF, Alion Science and Technology Corporation has caused this Ninth Amendment to the Plan to be executed on its behalf by its duly authorized officer on this 28th day of May, 2004.

ALION SCIENCE AND TECHNOLOGY CORPORATION
By:	/s/ Bahman Atefi

Title:	Chairman and CEO

(Seal)

6